Immediate Release

TechniScan Closes Bridge Financing

Provides Additional Growth and R&D Capital
Biotex Pharma Investments LLC Lead Investor with Participation from TechniScan Directors and Shareholders

SALT LAKE CITY (April 5, 2010) — TechniScan, Inc.’s (OTC BB: TSNI) a medical device company engaged in the development and commercialization of an automated breast ultrasound imaging system, today announced that it had closed the first $1.85 million of a proposed $2.5 million bridge financing, structured as convertible debt, with accredited investors.

Biotex Pharma Investments LLC served as the lead investor and additional participation came from TechniScan directors and shareholders. Jesup & Lamont Securities Corp. served as the placement agent for the transaction.

”We are pleased to secure this additional capital, enabling us to continue our growth and development plans,” commented David Robinson, TechniScan’s chief executive officer. Mark Diamond, Managing Director Investment Banking at Jesup & Lamont, added, “TechniScan represents an exciting company poised to bring a significant technological advancement to the problems of diagnosing breast cancer early and accurately. The company’s innovative technology and deep management team was instrumental in quickly bringing together high quality, accredited investors to complete this transaction.”

About TechniScan, Inc.

Based in Salt Lake City, TechniScan, Inc. is a medical device company engaged in the development and commercialization of a non-invasive imaging tool designed to provide physicians with automated ultrasound images of the human breast. The system uses a process called Warm Bath Ultrasound (WBU) to provide physicians with automated, 3D, ultrasound images of the physical structures within the breast. TechniScan’s WBU™ imaging device is limited by U.S. law to investigational use unless, and until, cleared by the FDA. For more information, please visit www.techniscanmedical.com.

Forward Looking Statements

Certain statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by the use of words such as “anticipate, “believe,” “expect,” “future,” “may,” “will,” “would,” “should,” “plan,” “projected,” “potential,” “intend,” and similar expressions. Such forward-looking statements, involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of TechniScan, Inc. (the “Company”) to be materially different from those expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission, which are available for review at www.sec.gov, including the Company’s Annual Report on Form 10-K filed on March 22, 2010. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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For More Information:	Investment Banking Contact
Press and Media Tracy Harden TechniScan Medical Systems (801) 994-2968 tharden@techniscanmedical.com	Jesup & Lamont Securities Corp. Mark Diamond 212-918-0415 mdiamond@jesuplamont.com — David Bocchi 212-918-0472 dbocchi@jesuplamont.com